As filed with the United States Securities and Exchange Commission on July 21, 2026.

Registration No. 333-260288
Registration No. 333-261464
Registration No. 333-272513
Registration No. 333-267735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-1 REGISTRATION STATEMENT NO. 333-260288
FORM S-1 REGISTRATION STATEMENT NO. 333-261464

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 REGISTRATION STATEMENT NO. 333-272513

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-267735

UNDER THE SECURITIES ACT OF 1933

KORE Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-3078783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
877-710-5673
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jack W. Kennedy Jr.
Executive Vice President, Chief Legal Officer and Secretary
KORE Group Holdings, Inc.
1155 Perimeter Center West, 11th Floor
Atlanta, GA 30338
877-710-5673

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Paul Davis Fancher
Troutman Pepper Locke LLP
600 Peachtree Street NE, Suite 3000
Atlanta, Georgia 30308
(404) 885-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments) relate to the following Registration Statements on Form S-1 (each a “Registration Statement” and collectively, the “Registration Statements”) filed previously by KORE Group Holdings, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•
Registration Statement on Form S-1 (File No. 333-260288), originally filed with the SEC on October 15, 2021, as amended, registering 22,500,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued in connection with a business combination for resale by certain selling securityholders named therein.

•
Registration Statement on Form S-1 (File No. 333-261464), originally filed with the SEC on December 2, 2021, as amended, registering for resale 12,186,326 shares of Common Stock, consisting of 12,000,000 shares underlying the exchangeable notes and 186,326 shares issued as compensation to certain advisors in connection with a business combination, and relating to the issuance by the Company of up to 8,911,744 shares of Common Stock upon the exercise of outstanding Company warrants.

•	Registration Statement on Form S-1 (File No. 333-272513), filed with the SEC on June 8, 2023, registering 10,000,000 shares of Common Stock for resale by the securityholder named therein.

•
Form S-1 Registration Statement on Form S-3 (File No. 333-267735), filed with the SEC on October 4, 2022, registering for resale by the selling securityholders up to 31,123,253 shares of Common Stock, including up to 272,779 shares of Common Stock issuable upon the exercise of outstanding Company warrants, and as amended on June 8, 2023 to convert the Registration Statement on Form S-3 to a Form S-1 Registration Statement.

On July 21, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 26, 2026, by and among KONA Parent, L.P., a Delaware limited partnership (“Parent”), KONA Merger Sub Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each Registration Statement and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 21st day of July 2026.

KORE GROUP HOLDINGS, INC.

By:	/s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title: Executive Vice President, Chief Legal Officer, and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.